PROSPECTUS SUPPLEMENT NO. 1	Filed pursuant to Rule 424(b)(5)
(TO PROSPECTUS DATED MAY 11, 2006)	Registration Statement No. 333-133598
6,061,000 Shares
Endologix, Inc.
Common Stock

     We are offering up to 6,061,000 shares of our common stock at a price per share of $3.30.
     Our common stock is listed on the Nasdaq National Market under the symbol “ELGX.” On May 30, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $3.56 per share.

     Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page S-3 of this prospectus supplement and beginning on page 2 of the accompanying prospectus to read about risks you should consider carefully before buying shares of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We have retained Canaccord Adams Inc. to act as the exclusive placement agent for us in connection with the shares offered by this prospectus supplement and the accompanying prospectus. We have agreed to pay Canaccord Adams the aggregate placement agent fees set forth in the table below. The placement agent is not purchasing or selling any of these shares nor is it required to sell any specific number or dollar amount of shares, but will use commercially reasonable efforts to arrange for the sale of the shares of common stock offered by this prospectus supplement. Please see the section entitled “Plan of Distribution” in this prospectus supplement.

	Per Share	Maximum Offering
Public offering price	$3.30	$20,001,300
Placement agent fees	$0.1914	$1,160,075
Proceeds, before expenses, to us	$3.1086	$18,841,225
     We expect the total offering expenses, excluding placement agent fees, to be approximately $51,225 for all sales pursuant to the prospectus supplemented by this prospectus supplement. Because there is no minimum offering amount required as a condition to closing this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum amounts set forth above.

Canaccord Adams
As Placement Agent

The date of this prospectus supplement is May 31, 2006

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the prospectus or that any document that we incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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ABOUT THIS PROSPECTUS SUPPLEMENT
     This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in our common stock pursuant to this prospectus supplement and the accompanying prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” contained in this prospectus supplement and the financial statements and the other information that we incorporated by reference, before making an investment decision.
     This prospectus supplement supplements the accompanying prospectus filed with our registration statement on Form S-3 (registration file no. 333-133598) as part of a “shelf” registration process. Under the shelf registration process, we may offer to sell shares of our common stock, par value $0.001 per share, from time to time in one or more offerings up to a total dollar amount of $50,000,000.
     This prospectus supplement describes the specific terms of this offering and the accompanying prospectus gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.
     Unless the context otherwise requires, references to “we”, “us” or the “Company” in this prospectus supplement and accompanying prospectus shall refer to Endologix, Inc. Generally, when we refer to this “prospectus” we are referring to both this prospectus supplement and the accompanying prospectus combined.
ABOUT ENDOLOGIX
     We develop, manufacture, sell and market minimally invasive therapies for the treatment of cardiovascular disease. Our product, the Powerlink® System, is a catheter-based alternative treatment for abdominal aortic aneurysm, or AAA. AAA is a weakening of the wall of the aorta, the largest artery of the body. Once AAA develops, it continues to enlarge and if left untreated becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAAs is approximately 75%, making it the 13th leading cause of death in the United States today.
     The Powerlink System is a catheter and endoluminal graft system. The self-expanding cobalt chromium alloy stent cage is covered by ePTFE, a common surgical graft material. The Powerlink System is implanted in the abdominal aorta, which is accessed through the femoral artery. Once deployed into its proper position, the blood flow is shunted away from the weakened or “aneurysmal” section of the aorta, reducing pressure and the potential for the aorta to rupture. We believe that implantation of our products will reduce the mortality and morbidity rates associated with conventional AAA surgery, as well as provide a clinical alternative to many patients that could not undergo conventional surgery.
     More comprehensive information about our products and us is available through our worldwide web site at www.endologix.com. The information on our website is not incorporated by reference into this prospectus supplement. Our main offices are located at 11 Studebaker, Irvine, California 92618, and our telephone number is (949) 595-7200.

THE OFFERING

Common stock offered by us:	6,061,000

Common stock outstanding before the offering:	36,538,364

Common stock to be outstanding after the offering:	42,599,364

Use of proceeds:	We currently anticipate
that the net proceeds
from the sale of the
common stock will be
used for general
corporate purposes.
Please see the section
entitled “Use of
Proceeds.”

Nasdaq National Market Symbol:	ELGX
          The information above is based on 36,538,364 shares of our common stock outstanding as of May 30, 2006. This number does not include:
•	3,119,341 shares of common stock issuable upon the exercise of outstanding stock options under our stock incentive plans, with a weighted average exercise price of $4.50; and

•	2,592,748 shares of common stock available for future issuance under our equity incentive plans.

RISK FACTORS
     Investment in our common stock involves a high degree of risk. In deciding whether to invest, you should carefully consider the following risk factors, as well as the other information contained in this prospectus supplement and the accompanying prospectus. Any of the following risks could have a material adverse effect on our business, financial condition, results of operations and prospects and cause the value of our stock to decline, which could cause you to lose all or part of your investment.
Risks Related to Our Business
Our success depends on the safety and efficacy of the Powerlink System in general use.
     While we have demonstrated the safety and efficacy of the Powerlink System in our clinical studies with our clinical investigators, market acceptance will depend on similar results with the Powerlink System in general use. Any significant difficulties or adverse events encountered in general use will impair the success of the Powerlink System and our business.
Our success depends on the growth in the number of AAA patient treated with endovascular devices.
     Of the estimated 1.7 million people with AAA in the U.S., only about 220,000 are diagnosed annually, and of that amount only about 20,000 to 25,000 are treated with an endovascular device. Our success with our Powerlink System will depend on an increasing percentage of patients with AAA being diagnosed at earlier stages and an increasing percentage of those patients receiving endovascular, as opposed to open surgical, procedures. Initiatives to increase screening for AAA are underway but are out of our control and such general screening programs may never gain wide acceptance. The failure to diagnose more patients with AAA, at an earlier stage, will negatively impact sales of the Powerlink System.
Our success depends on convincing a concentrated customer base of vascular surgeons and a limited number of interventional radiologists and cardiologists to use our product over alternative products and treatment modalities.
     The physicians currently treating AAA have choices in treatment approach, one of which is endovascular AAA stent graft placement. There are several competing endovascular stent grafts to choose from and that number may increase. Increasing revenues from sales of Powerlink Systems will depend on our marketing and sales team demonstrating that the Powerlink System is a superior treatment alternative to watchful waiting, open surgery and competitive products. We believe that this will require continued demonstration through clinical data and personal experience of the efficacy of the Powerlink System.
     While we have committed, and intend to continue to commit, substantial resources to our marketing efforts, our competitors have superior resources to market and promote their endovascular stent graft products. The most prominent devices that pose a competitive challenge to us include:
•	Medtronic’s AneuRx, W.L. Gore’s Excluder, and Cook’s Zenith AAA system, which are available both in the U.S. and Europe;

•	other AAA graft Systems by Medtronic, and Johnson & Johnson, which currently have more limited availability; and

•	other technologies in various phases of development, including pharmaceutical solutions.
     Any of these treatments could prove to be more effective or may achieve greater market acceptance than the Powerlink System. Even if these treatments are not as effective as the Powerlink System, many of the companies pursuing these treatments and technologies have:
•	significantly greater financial, management and other resources;

•	more extensive research and development capability;

•	established market positions; and

•	larger sales and marketing organizations.
     In addition, we believe that many of the purchasers and potential purchasers of our competitors’ products prefer to purchase medical devices from a single source. Accordingly, many of our competitors may have an advantage over us because of their size and range of product offerings. Any failure of our Powerlink System to achieve clinical and commercial acceptance over our competitors products will harm our business.
If third-party payors do not provide reimbursement for the use of the Powerlink System, our revenues may be negatively impacted.
     Our success in marketing the Powerlink System depends in large part on whether domestic and international government health administrative authorities, private health insurers and other organizations will reimburse customers for the cost of our product. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Further, many international markets have government managed healthcare systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government-managed systems. If sufficient reimbursement is not made available for the Powerlink System, or any other product that we may develop, in either the United States or internationally, the demand for our products will be adversely affected.
Substantially all of our revenue is generated from a single product, the Powerlink System, and any declines in the sale of this product will negatively impact our business.
     We have focused heavily on the development and commercial launch of a single technology, the Powerlink System, because of our limited resources. If we are unable to successfully commercialize the existing Powerlink System and reach positive cash flow from operations, we will be constrained in our ability to fund development and commercialization improvements and other product lines.
We have a history of operating losses and we expect to incur losses for the foreseeable future and may never achieve profitability.
     Our operations to date have consumed a substantial amount of cash. From our formation in 1992 to March 31, 2006, we have incurred an accumulated deficit of approximately $103.2 million, including a net loss of $15.5 million and $4.1 million for the year ended December 31, 2005 and the quarter ended March 31, 2006, respectively. Additionally, our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements for the year ended December 31, 2005 with respect to substantial doubt about our ability to continue as a going concern.
     We only began generating significant revenues from product sales in 2005, and it is possible that we may never achieve profitability. Our ability to achieve positive cash flow from operations will be impacted by a number of factors, including market acceptance of the Powerlink System, our ability to develop additional products, competing technologies and regulatory developments. We believe that, excluding the anticipated net proceeds received in this offering, we have sufficient capital resources to operate through March 31, 2007, and including the anticipated net proceeds received in this offering, we will have sufficient capital resources to operate through at least December 31, 2007. However, if we are unable to achieve profitability or our expenses are greater than anticipated, our business will be negatively impacted.
Our future operating results are difficult to predict and may vary significantly from quarter to quarter, which may negatively impact our stock price in the future.
     We have only commercially distributed the Powerlink System in the United States since late 2004 and, therefore, we are unable to predict future revenues derived from sales of the Powerlink System. As a result, our quarterly revenues and results of operations may fluctuate in the future due to:

•	physician acceptance of the Powerlink System;

•	the conduct and results of clinical trials;

•	the timing of, and expense in obtaining, future regulatory approvals;

•	fluctuations in our expenses associated with expanding our operations;

•	introduction of new products by our competitors;

•	changes in our pricing policies or in the pricing policies of our competitors or suppliers;

•	variations in foreign exchange rates; and

•	changes in third-party payors’ reimbursement policies.
     In addition, we believe that sales of our products may be lower in the fourth fiscal quarter as many patients choose to delay elective procedures during the holiday season. Therefore, we believe that period to period comparisons of our operating results may not necessarily be reliable indicators of our future performance. It is likely that in some future period our operating results will not meet investor expectations or those of public market analysts.
     Any unanticipated change in revenues or operating results is likely to cause our stock price to fluctuate since such changes reflect new information available to investors and analysts. New information may cause investors and analysts to revalue our stock, which could cause a decline in the trading price of our stock.
Our business is subject to extensive governmental regulation that could make it more expensive and time consuming for us to introduce new or improved products.
     Our products must comply with regulatory requirements imposed by the FDA and similar agencies in foreign countries. These requirements involve lengthy and detailed laboratory and clinical testing procedures, sampling activities, an extensive FDA review process, and other costly and time-consuming procedures. It often takes several years to satisfy these requirements, depending on the complexity and novelty of the product. We also are subject to numerous additional licensing and regulatory requirements relating to safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Some of the most important requirements we face include:
•	FDA approval process;

•	California Department of Health Services requirements;

•	ISO 9001:1994 and ENISO 13485:2003; and

•	European Union CE Mark requirements.
     Government regulation may impede our ability to conduct continuing clinical trials of Powerlink System enhancements and to manufacture the Powerlink System and other prospective products. Government regulation also could delay our marketing of new products for a considerable period of time and impose costly procedures on our activities. The FDA and other regulatory agencies may not approve any of our future products on a timely basis, if at all. Any delay in obtaining, or failure to obtain, such approvals could negatively impact our marketing of any proposed products and reduce our product revenues.
     Our products remain subject to strict regulatory controls on manufacturing, marketing and use. We may be forced to modify or recall our product after release in response to regulatory action or unanticipated difficulties encountered in general use. Any such action could have a material effect on the reputation of our products and on our business and financial position.
     Further, regulations may change, and any additional regulation could limit or restrict our ability to use any of our technologies, which could harm our business. We could also be subject to new federal, state or local regulations that could affect our research and development programs and harm our business in unforeseen ways. If this happens, we may have to incur significant costs to comply with such laws and regulations, which will harm our results of operations.
We may not receive approval to market the Powerlink System in Japan.
     In 2005, the Japanese Ministry of Health notified us that they would not grant Shonin approval for the PowerWeb System. However, the Ministry of Health requested that we submit the data on the FDA approved Powerlink System and informed us that we would be able to utilize the clinical results from our PowerWeb clinical trials as supplementary data. We estimate that the Powerlink System will receive Shonin approval by the end of 2006. However, the Ministry of Health may not grant Shonin approval by such time, or at all, either of which may negatively impact our future results of operations.
If we fail to increase our direct sales force in a timely manner, our business could suffer.
     We have a limited domestic direct sales force and we utilize a distribution network for sales outside of the U.S. As we launch new products and increase our marketing efforts with respect to existing products, we will need to significantly expand the number of our direct sales personnel. The establishment and development of a more extensive sales force will be expensive and time consuming. In addition, there is significant competition for sales personnel experienced in relevant medical device sales. If we are unable to attract, motivate and retain qualified sales personnel and thereby increase our sales force, we may not be able to increase our revenues.
Our third-party distributors may not effectively distribute our products.
     We depend on medical device distributors and strategic relationships for the marketing and selling of our Powerlink System internationally. We depend on these distributors’ efforts to market our product, yet we are unable to control their efforts completely. If our distributors fail to market and sell our products effectively, our operating results and business may suffer substantially, or we may have to make significant additional expenditures or concessions to market our products.
If we fail to properly manage our anticipated growth, our business could suffer.
     We may experience periods of rapid growth and expansion, which could place a significant strain on our limited personnel and other resources. In particular, the ongoing increase in our direct sales force will require significant management and other supporting resources. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our development and commercialization goals. To achieve our revenue goals, we must successfully increase production output as required by customer demand. We may in the future experience difficulties in increasing production, including problems with production yields and quality control and assurance, component supply, and shortages of qualified personnel. These problems could result in delays in product availability and increases in expenses. Any such delay or increased expense could adversely affect our ability to generate revenues. Future growth will also impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. In addition, rapid and significant growth will place a strain on our administrative and operational infrastructure. In order to manage our operations and growth we will need to continue to improve our operational and management controls, reporting and information technology systems, and financial internal controls procedures. If we are unable to manage our growth effectively, it may be difficult for us to execute our business strategy and our operating results and business could suffer.
We rely on a single vendor to supply our graft material for the Powerlink System, and any disruption in our supply could delay or prevent us from producing the product for sale.

     Currently, we rely on Bard Peripheral Vascular Systems, a subsidiary of C.R. Bard, Inc., to supply us with graft material, which is a primary component for the Powerlink System. Our reliance on a sole source supplier exposes our operations to disruptions in supply caused by:
•	failure of our supplier to comply with regulatory requirements;

•	any strike or work stoppage;

•	disruptions in shipping;

•	a natural disaster caused by fire, floods or earthquakes;

•	a supply shortage experienced by our sole source supplier; and

•	the fiscal health and manufacturing strength of our sole source supplier.
     Although we retain a significant stock of the graft material, the occurrence of any of the above disruptions in supply or other unforeseen events that could cause a disruption in supply from our sole source graft supplier may cause us to halt or experience a disruption in manufacturing the Powerlink System. Because we do not have alternative suppliers, our sales and profitability would be harmed in the event of a disruption.
If we are unable to protect our intellectual property, our business may be negatively affected.
     The market for medical devices is subject to frequent litigation regarding patent and other intellectual property rights. It is possible that our patents or licenses may not withstand challenges made by others or protect our rights adequately.
     Our success depends in large part on our ability to secure effective patent protection for our products and processes in the United States and internationally. We have filed and intend to continue to file patent applications for various aspects of our technology. However, we face the risks that:
•	we may fail to secure necessary patents prior to or after obtaining regulatory clearances, thereby permitting competitors to market competing products; and

•	our already-granted patents may be re-examined, re-issued or invalidated.
     We also own trade secrets and confidential information that we try to protect by entering into confidentiality agreements with other parties. However, the confidentiality agreements may not be honored or, if breached, we may not have sufficient remedies to protect our confidential information. Further, our competitors may independently learn our trade secrets or develop similar or superior technologies. To the extent that our consultants, key employees or others apply technological information to our projects that they develop independently or that others develop, disputes may arise regarding the ownership of proprietary rights to such information, and such disputes may not be resolved in our favor. If we are unable to protect our intellectual property adequately, our business and commercial prospects likely will suffer.
If our products or processes infringe upon the intellectual property of our competitors, the sale of these products may be challenged and we may have to defend costly and time-consuming infringement claims.
     We may need to engage in expensive and prolonged litigation to assert any of our rights or to determine the scope and validity of rights claimed by other parties. With no certainty as to the outcome, litigation could be too expensive for us to pursue. Our failure to prevail in such litigation or our failure to pursue litigation could result in the loss of our rights that could hurt our business substantially. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States, if at all.

     Our failure to obtain rights to intellectual property of third parties or the potential for intellectual property litigation could force us to do one or more of the following:
•	stop selling, making or using our products that use the disputed intellectual property;

•	obtain a license from the intellectual property owner to continue selling, making, licensing or using our products, which license may not be available on reasonable terms, or at all;

•	redesign our products, processes or services; and

•	subject us to significant liabilities to third parties.
     If any of the foregoing occurs, we may be unable to manufacture and sell our products or license our technology and may suffer severe financial harm. Whether or not an intellectual property claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could harm our business.
Our sales in international markets subject us to foreign currency exchange and costs which could harm our business.
     A portion of our revenues are derived from sales outside the United States. For the fiscal years ended December 31, 2005, 2004, and 2003, international sales were 30%, 86%, and 86% of total product revenue, respectively. Foreign exchange gains or losses as a result of exchange rate fluctuations in any given period could harm our operating results and negatively impact our revenues. Additionally, if the effective price of our products were to increase as a result of fluctuations in foreign currency exchange rates, demand for our products could decline and adversely affect our results of operations and financial condition.
If we are unable to effectively manage our inventory held on consignment by our intended customers, we will not achieve our expected results.
     Our Powerlink System is sold primarily on a consignment basis to hospitals which purchase our product as they use it. In these consignment locations, we do not have physical possession of our products. We therefore must rely on information from our customers as well as periodic inspections by our sales personnel and third party inventory auditors to determine when our products have been used. Our efforts to strengthen our monitoring and management of consigned inventory may not be adequate to meaningfully reduce the risk of inventory loss. If we are not able to effectively manage appropriate consigned inventory levels, we may suffer inventory losses which will reduce our operating results.
We may face product liability claims that could result in costly litigation and significant liabilities.
     Manufacturing and marketing of our commercial products, and clinical testing of our products under development, may expose us to product liability claims. Although we have, and intend to maintain, product liability insurance, the coverage limits of our insurance policies may not be adequate and one or more successful claims brought against us may have a material adverse effect on our business and results of operations. Additionally, adverse product liability actions could negatively affect the reputation and sales of our products, our ability to obtain and maintain regulatory approval for our products and may divert management’s attention from other matters.
Our operations are capital intensive, and we may need to raise additional funds in the future to fund our operations.
     Our activities are capital intensive. Although we believe that our existing cash resources will be sufficient to meet our anticipated cash needs for operations and planned capital requirements through at least March 31, 2007, we may require additional capital to fund on-going operations. Our cash requirements in the future may be significantly different from our current estimates and depend on many factors, including:
•	the results of our commercialization efforts for the Powerlink System;

•	the time and costs involved in obtaining additional regulatory approvals;

•	the costs involved in obtaining and enforcing patents or any litigation by third parties regarding intellectual property;

•	the establishment of high volume manufacturing and increased sales and marketing capabilities; and

•	our success in entering into collaborative relationships with other parties.
     To finance these activities, we may seek funds through borrowings or through additional rounds of financing, including private or public equity or debt offerings and collaborative arrangements with corporate partners. We may be unable to raise funds on favorable terms, or at all. In addition, the sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If we borrow additional funds or issue debt securities, these securities could have rights superior to holders of our common stock, and could contain covenants that will restrict our operations. We might have to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to our technologies, product candidates or products that we otherwise would not relinquish. If adequate funds are not available, we might have to delay, scale back or eliminate one or more of our development programs, which could significantly impair our ability to operate our business.
Our operations are currently conducted at a single location that may be at risk from earthquakes or other natural disasters.
     We currently conduct all of our manufacturing, development and management activities at a single location in Irvine, California, near known earthquake fault zones. We have taken precautions to safeguard our facilities, including insurance, health and safety protocols, and off-site storage of computer data. However, any future natural disaster, such as an earthquake, could cause substantial delays in our operations, damage or destroy our equipment or inventory, and cause us to incur additional expenses. A disaster could seriously harm our business and results of operations. The insurance coverage we maintain against earthquakes and other natural disasters may not be adequate to cover our losses in any particular case.
The price of our stock may fluctuate unpredictably in response to factors unrelated to our operating performance.
     The stock market periodically experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop. In particular, the market price of securities of small medical device companies, like ours, has been very unpredictable and may vary in response to:
•	announcements by us or our competitors concerning technological innovations;

•	introductions of new products;

•	FDA and foreign regulatory actions;

•	developments or disputes relating to patents or proprietary rights;

•	failure of our results of operations to meet the expectations of stock market analysts and investors;

•	changes in stock market analyst recommendations regarding our common stock;

•	changes in healthcare policy in the United States or other countries; and

•	general stock market conditions.

Risks Related to this Offering and the Common Stock
Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways in which you disagree.
     We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.
Substantial future sales of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.
     We have approximately 36.5 million shares of common stock outstanding, most of which are freely tradable. The market price of our common stock could drop due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of common stock.
Investors in this offering will pay a much higher price than the book value of our stock.
     If you purchase common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value, after giving effect to the sale by us of 6,061,000 shares of common stock offered in this offering at the price to public of $3.30 per share.
Some provisions of our charter documents may make takeover attempts difficult, which could depress the price of our stock and inhibit your ability to receive a premium price for your shares.
     Provisions of our amended and restated certificate of incorporation could make it more difficult for a third party to acquire control of our business, even if such change in control would be beneficial to our stockholders. Our amended and restated certificate of incorporation allows our board of directors to issue up to five million shares of preferred stock and to fix the rights and preferences of such shares without stockholder approval. Any such issuance could make it more difficult for a third party to acquire our business and may adversely affect the rights of our stockholders. In addition, our board of directors is divided into three classes for staggered terms of three years. These provisions may delay, deter or prevent a change in control of us, adversely affecting the market price of our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.
     You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.
     We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K, including, without limitation, under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus.
USE OF PROCEEDS
     We expect the net proceeds from this offering to be up to approximately $18,790,000 after deducting fees due to the placement agent and our estimated offering expenses, as described in “Plan of Distribution.” The net proceeds from this offering will be used for general corporate purposes, which may include:
•	accelerating our sales force recruitment;

•	expanding our marketing effort in the United States to commercialize the Powerlink System products; and

•	general working capital.
     Our management has broad discretion as to the allocation of the net proceeds received in this offering and may use these proceeds for that purpose in the future. Pending these uses, we may temporarily use the net proceeds to make short-term investments in accordance with our Investment Policy approved by our Audit Committee.

DILUTION
     Our net tangible book value on March 31, 2006 was approximately $23.6 million, or approximately $0.65 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. Without taking into account any other changes in our net tangible book value after March 31, 2006, other than to give effect to our receipt of the estimated proceeds from the sale of the maximum number of shares issuable in this offering (6,061,000 shares) at an offering price of $3.30 per share, less the fees due to the placement agent and our estimated offering expenses, our net tangible book value as of March 31, 2006, after giving effect to the items above, would have been approximately $42.4 million, or $0.99 per share. This represents an immediate increase in the net tangible book value of $0.34 per share to existing stockholders and an immediate dilution of $2.31 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share	$3.30

Net tangible book value per share as of March 31, 2006	$0.65

Increase in net tangible book value per share attributable to this offering	$0.34

Pro forma net tangible book value per share as of March 31, 2006, after giving effect to the offering	$0.99

Dilution per share to new investors in the offering	$2.31
          The above table is based on 42,599,364 shares of our common stock outstanding as of March 31, 2006 (as adjusted for 6,061,000 shares to be issued in this offering) and excludes, as of March 31, 2006:
•	2,468,957 shares of common stock issuable upon the exercise of outstanding stock options under our stock incentive plans, with a weighted average exercise price of $4.77; and

•	995,194 shares of common stock available for future issuance under our equity incentive plans.
          To the extent that any of these options are exercised, new options are issued under our stock incentive plans, additional shares of common stock are issued under our employee stock purchase plan or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

PLAN OF DISTRIBUTION
     We are offering the shares of common stock through a placement agent. Subject to the terms and conditions contained in the placement agency agreement, dated May 31, 2006, Canaccord Adams has agreed to act as the exclusive placement agent for the sale of up to 6,061,000 shares of our common stock. The placement agent is not purchasing or selling any shares by this prospectus supplement and the accompanying prospectus, nor is it required to arrange the purchase or sale of sell any specific number or dollar amount of the shares, but has agreed to use commercially reasonable efforts to arrange for the sale of all of the shares offered hereby.
     The placement agent proposes to arrange for the sale to one or more purchasers, of the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus, through direct purchase agreements between the purchasers and us. We will pay the placement agent a total commission equal to 5.8% of the gross proceeds from the sales of shares of common stock.
     The following table shows the per share and total commissions we will pay to the placement agent in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares offered hereby.

Per share	$0.1914
Maximum offering total	$1,160,075
     Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.
     Our obligation to issue and sell shares to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase shares is subject to the conditions set forth in the purchase agreement as well, which also may be waived.
     We currently anticipate that the sale of up to 6,061,000 shares will be completed on June 2, 2006. We estimate the total expenses of this offering which will be payable by us, excluding the commissions, will be approximately $51,225.
     We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for certain liabilities.
     The placement agency agreement with Canaccord Adams is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering. The placement agent has performed advisory services for us from time to time for which it has received customary fees and expenses. The placement agent may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of its business.
     We, and each of our executive officers and directors, have agreed that, during the period ending 90 days after the date of this prospectus supplement, which we refer to as the restricted period, neither we nor our executive officers and directors will, without the prior consent of the placement agent, directly or indirectly offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any such shares of common stock or enter into any swap or other arrangement that transfers to another person, in whole or in part, the economic consequences of ownership of common stock.
     In order to facilitate the offering of the common stock, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The placement agent is not required to engage in these activities and if commenced, may end any of these activities at any time. Neither we nor the placement agent make any representation or prediction as to the effect that these transactions may have on the market price of our common stock. These transactions may occur on The Nasdaq National Market or otherwise.
LEGAL MATTERS
     The validity of the common stock being offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS
     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed a registration statement on Form S-3 with the SEC with respect to the common stock covered by this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus do not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated by reference for copies of the actual contract, agreement or other document. You may obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s web site.
     We are subject to the informational requirements of the Exchange Act and in accordance therewith file periodic reports, current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. You may also read our filings at the SEC’s web site at http://www.sec.gov.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file subsequently with the SEC will automatically update and supercede this prospectus. We incorporate by reference the following documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering of common stock is terminated, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed filed and not incorporated by reference herein:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC on March 16, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the SEC on May 10, 2006;

•	our Current Reports on Form 8-K as filed with the SEC on February 1, 2006 and May 26, 2006; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 3, 1996, including any amendment or report filed for the purpose of updating such description.
     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: Investor Relations, Endologix, Inc., 11 Studebaker, Irvine, California 92618; (949) 595-7200.

PROSPECTUS
$50,000,000
Common Stock

     We may, from time to time in one or more offerings, sell up to $50,000,000 in the aggregate of our common stock.
     We will provide the specific terms of the offerings of our common stock in supplements to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest. This prospectus may not be used to offer or sell our common stock unless accompanied by a prospectus supplement.
     Our principal executive offices are located at 11 Studebaker, Irvine, California 92618, and our telephone number is (949) 595-7200.
     Our common stock is listed on the Nasdaq National Market under the symbol “ELGX.” Each prospectus supplement will contain information, where applicable, as to any listing on the Nasdaq National Market or any other securities exchange covered by the prospectus supplement.
     Investing in our common stock involves various risks. See the section entitled “Risk Factors” on page 2 for more information on these risks. Additional risks associated with an investment in us as well as with our common stock will be described in the related prospectus supplements.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2006.

ABOUT THIS PROSPECTUS	1
NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
USE OF PROCEEDS	2
LEGAL MATTERS	4
EXPERTS	4
WHERE YOU CAN FIND ADDITIONAL INFORMATION	4
INCORPORATION BY REFERENCE	5

i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to $50,000,000 worth of our common stock. Each time we offer our common stock, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the common stock we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Incorporation By Reference.”
     This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our common stock offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”
     You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell our common stock and it is not soliciting an offer to buy our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.
     We may sell our common stock through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of our common stock. The prospectus supplement, which we will provide to you each time we offer our common stock, will set forth the names of any agents involved in the sale of our common stock, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”
ABOUT ENDOLOGIX
     We develop, manufacture, sell and market minimally invasive therapies for the treatment of cardiovascular disease. Our product, the Powerlink® System, is a catheter-based alternative treatment for abdominal aortic aneurysm, or AAA. AAA is a weakening of the wall of the aorta, the largest artery of the body. Once AAA develops, it continues to enlarge and if left untreated becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAAs is approximately 75%, making it the 13th leading cause of death in the United States today.
     The Powerlink System is a catheter and endoluminal graft system. The self-expanding cobalt chromium alloy stent cage is covered by ePTFE, a common surgical graft material. The Powerlink System is implanted in the abdominal aorta, which is accessed through the femoral artery. Once deployed into its proper position, the blood flow is shunted away from the weakened or “aneurysmal” section of the aorta, reducing pressure and the potential for the aorta to rupture. We believe that implantation of our products will reduce the mortality and morbidity rates associated with conventional AAA surgery, as well as provide a clinical alternative to many patients that could not undergo conventional surgery.
     More comprehensive information about our products and us is available through our worldwide web site at www.endologix.com. The information on our website is not incorporated by reference into this prospectus. Our main offices are located at 11 Studebaker, Irvine, California 92618, and our telephone number is (949) 595-7200.

RISK FACTORS
     Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.
NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, any prospectus supplement and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.
     You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.
     We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K, including, without limitation, under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.
USE OF PROCEEDS
     We intend to use the net proceeds from sales of our common stock for the purposes set forth in the applicable prospectus supplement relating to a specified offering of shares.

PLAN OF DISTRIBUTION
     We may sell the shares of common stock through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the common stock, including:
•	the name or names of any underwriters, if any, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.
     We may distribute the common stock from time to time in one or more transactions at:
•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.
     Only underwriters named in the prospectus supplement are underwriters of the common stock offered by the prospectus supplement.
     If we use underwriters in the sale, they will acquire the common stock for their own account and may resell the shares from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.
     If we use a dealer in the sale of the common stock being offered pursuant to this prospectus or any prospectus supplement, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.
     We may sell the common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.
     We may authorize agents or underwriters to solicit offers by institutional investors to purchase common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.
     In connection with the sale of the common stock, underwriters, dealers or agents may receive compensation from us or from purchasers of the common stock for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the common stock, and any institutional investors or others that purchase common stock directly and then resell the common stock, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.
     We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.
     In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell common stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell common stock covered by this prospectus and the applicable prospectus supplement. If so, the third party may use common stock borrowed from us or others to settle such sales and may use common stock received from us to close out any related short positions. We may also loan or pledge common stock covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned common stock or, in an event of default in the case of a pledge, sell the pledged common stock pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.
     Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the common stock being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered common stock in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered common stock by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Underwriters may also cover an over-allotment or short position by exercising their over-allotment option, if any. Stabilizing and syndicate covering transactions may cause the price of the offered common stock to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.
LEGAL MATTERS
     The validity of the common stock being offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.
EXPERTS
     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed a registration statement on Form S-3 with the SEC with respect to the common stock covered by this prospectus or any prospectus supplement. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
     We are subject to the informational requirements of the Exchange Act and in accordance therewith file periodic reports, current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the

SEC toll free at 1-800-SEC-0330 for information about its public reference room. You may also read our filings at the SEC’s web site at http://www.sec.gov.
INCORPORATION BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update and supercede this prospectus. We incorporate by reference the following documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering of common stock is terminated, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed filed and not incorporated by reference herein:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC on March 16, 2006;

•	our Current Report on Form 8-K as filed with the SEC on February 1, 2006; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 3, 1996, including any amendment or report filed for the purpose of updating such description.
     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: Investor Relations, Endologix, Inc., 11 Studebaker, Irvine, California 92618; (949) 595-7200.

6,061,000 shares
Endologix, Inc.
Common Stock

PROSPECTUS SUPPLEMENT

Canaccord Adams
May 31, 2006
     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock of possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.